Exhibit 23.1

CONSENT OF MARCUM LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of OmniLit Acquisition Corp. on Form S-1 of our report dated July 2, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of OmniLit Acquisition Corp. as of May 31, 2021 and for the period from May 20, 2021 (inception) through May 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

New York, NY

October 6, 2021